Execution


                     WASHINGTON MUTUAL MORTGAGE LOAN TRUST
               MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 2000-1



                                TERMS AGREEMENT


                                                         Dated: March 24, 2000



To: Structured Asset Securities Corporation, as Depositor under the Pooling and Servicing Agreement dated as of March 1, 2000 (the "Pooling and Servicing Agreement").

Re: Underwriting Agreement Standard Terms dated as of April 16, 1996 (the "Standard Terms," and together with this Terms Agreement, the "Agreement").

Series Designation: Washington Mutual Mortgage Loan Trust Mortgage Pass-Through Certificates, Series 2000-1.

Cut-off Date:  March 1, 2000.

Closing Date:  10:00 A.M., New York time, on or about March 31, 2000.

Settlement Date:  10:00 A.M., New York time, on or about April 12, 2000.

Terms of the Series 2000-1 Certificates: Washington Mutual Mortgage Loan Trust Mortgage Pass-Through Certificates, Series 2000-1, Class A1, Class A2, Class M1, Class M2, Class M3, Class B1, Class B2, Class B3 and Class R (the "Certificates") will evidence, in the aggregate, the entire beneficial ownership interest in a trust fund (the "Trust Fund"). The primary assets of the Trust Fund consist of 17,816 conventional, adjustable rate, first lien residential mortgage loans (the "Mortgage Loans") having a Scheduled Principal Balance as of the Cut-off Date of $6,701,536,869.34. Only the Class A1, Class M1, Class M2 and Class M3 Certificates (the "Offered Certificates") are being sold pursuant to the terms hereof.

Form of Certificates: Through the book-entry facilities of The Depository Trust Company, Clearstream Banking, societe anonyme (formerly Cedelbank) and the Euroclear System..

Registration Statement:  File Number 333-31252.

Certificate Ratings: It is a condition to the issuance of the Class A1 Certificates that they be rated "Aaa" by Moody's Investors Service, Inc. ("Moody's") and "AAA" by each of Standard & Poor's Rating Services, a division of The McGraw-Hill Companies, Inc. ("S&P") and Fitch IBCA, Inc. ("Fitch," and together with Moody's and S&P, the "Rating Agencies"). It is a condition to the issuance of the Class M1 Certificates that they be rated "Aa2" by Moody's and "AA" by each of S&P and Fitch. It is a condition to the issuance of the Class M2 Certificates that they be rated "A2" by Moody's and "A" by each of S&P and Fitch. It is a condition to the issuance of the Class M3 Certificates that they be rated "Baa2" by Moody's and "BBB" by each of S&P and Fitch.

Terms of Sale of Offered Certificates: The Depositor agrees to sell to Lehman Brothers Inc. (the "Underwriter") and the Underwriter agrees to purchase from the Depositor, the Offered Certificates in the principal amounts and prices set forth on Schedule 1 annexed hereto. The purchase price for the Offered Certificates shall be the Purchase Price Percentage set forth in Schedule 1 plus accrued interest at the initial interest rate per annum from and including the Cut-off Date up to, but not including, the Settlement Date.

The Underwriter will offer the Offered Certificates to the public from time to time in negotiated transactions or otherwise at varying prices to be determined at the time of sale.





     If the foregoing is in accordance with your understanding of our agreement, please sign and return to us a counterpart hereof, whereupon this instrument along with all counterparts will become a binding agreement between the Depositor and the Underwriter in accordance with its terms.




                                          LEHMAN BROTHERS INC.



                                           By:
                                                ------------------------------
                                                Name:
                                                Title:


Accepted:

STRUCTURED ASSET SECURITIES
     CORPORATION


By:
     -----------------------
     Name:
     Title:






                                  Schedule 1



                   Initial Certificate
                     Principal Amount                          Purchase
                  (or Initial Component      Certificate        Price
Class                Principal Amount)      Interest Rate      Percentage

Class A1              $4,799,976,000            (1)              100%
Class M1                 100,523,000            (1)              100%
Class M2                  83,769,000            (1)              100%
Class M3                  33,508,000            (1)              100%


-----------------
(1) Interest will accrue on the Class A1, M1, M2 and M3 Certificates based upon one-month LIBOR plus a specified margin, subject to limitation, as described in the Prospectus Supplement.